EXHIBIT 10.5

Tennessee Commerce Bank

FORM OF SALARY CONTINUATION PLAN

THIS SALARY CONTINUATION PLAN AGREEMENT (this “Agreement”) is entered into as of this 19th day of May, 2009 by and between Tennessee Commerce Bank and Tennessee Commerce Bancorp, Inc. (collectively, the “Employer”), and                        , an individual resident of Tennessee (the “Executive”).

WHEREAS, the Executive has contributed substantially to the success of the Employer and the Employer desires that the Executive continue in its employ;

WHEREAS, to encourage the Executive to remain an employee of the Employer, the Employer is willing to provide salary continuation benefits to the Executive, payable out of the Employer’s general assets; and

WHEREAS, the parties hereto intend that this Agreement shall be considered an unfunded arrangement maintained primarily to provide supplemental retirement benefits for the Executive, and shall be considered a plan described in Section 301(a)(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

WHEREAS, this Plan is intended to comply with the requirements of Internal Revenue Code Section 409A. Accordingly, the intent of the parties hereto is that the Plan shall be operated and interpreted consistent with the requirements of Section 409A.

NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

ARTICLE 1
DEFINITIONS

Whenever used in this Agreement, the following terms have the meanings specified

1.1           “Accrual Balance” means the liability that should be accrued by the Employer under accounting principles generally accepted in the United States (“GAAP”) for the Employer’s obligation to the Executive under this Agreement, by applying Accounting Principles Board Opinion No. 12, as amended by Statement of Financial Accounting Standards No. 106, and the calculation method and discount rate specified hereinafter. The Accrual Balance shall be determined by the liability accrued by the Employer as of the Effective Date. The Accrual Balance shall be calculated assuming a level principal amount and interest as the discount rate is accrued each period. The principal accrual is determined such that when it is credited with interest each month, the Accrual Balance at Normal Retirement Age equals the present value of the normal retirement benefits described in Section 2.1. At the end of each Plan Year, the Accrual Balance shall be adjusted to reflect the Employer’s obligation under Sections

2.1 in terms of the Executive’s actual base salary for that Plan Year. The discount rate means the rate used by the Plan Administrator for determining the Accrual Balance. The rate is based on the yield on a 20-year corporate bond rated Aa by Moody’s, rounded to the nearest 1/4%, or as otherwise determined by the governing Regulatory Body. The initial discount rate is 5.00%. In its sole discretion, the Plan Administrator may adjust the discount rate to maintain the rate within reasonable standards according to GAAP and consistent with the Interagency Advisory on Accounting for Deferred Compensation Agreements which states that the “cost of those benefits shall be accrued over that period of the employee’s service in a systematic and rational manner.”

1.2           “Beneficiary” means each designated person, or the estate of the deceased Executive, entitled to benefits, if any, upon the death of the Executive, determined according to Article 4.

1.3           “Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Executive completes, signs, and returns to the Plan Administrator to designate one or more Beneficiaries.

1.4           “Board” means the Board of Directors of the Employer.

1.5           “Change in Control” For the purposes of this Agreement, the term Change in Control means a change in the ownership or effective control of either or both of Tennessee Commerce Bank and Tennessee Commerce Bancorp, Inc., or in the ownership of a substantial portion of the assets of either or both of Tennessee Commerce Bank and Tennessee Commerce Bancorp, Inc., as such change is defined under the default definition in Treasury Regulation §1.409A-3(i)(5) or any subsequently applicable Treasury Regulation.

1.6           “Disability” means a condition that results in Executive’s (i) being unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months or, (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of Employer.

1.7           “Early Retirement Date” means the date of the Executive’s Termination of Employment with the Employer for reasons other than death, Disability, Termination for Cause, termination under Article 5 of this Agreement, or within twenty-four (24) months after a Change in Control, provided, however, that an Early Retirement Date may only occur following both the completion of ten (10) Years of Service with the Employer and attaining age sixty-two (62).

1.8           “Effective Date” means January 1, 2009.

1.9           “ERISA” means the Employee Retirement Income Security Act of 1974.

1.10         “Final Base Salary” means the Executive’s average annual base salary for the highest three (3) year period ending at Executive’s Normal Retirement Date.

1.11         “Normal Retirement Age” means age sixty-five (65).

1.12         “Normal Retirement Date” means the date of the Executive’s Termination of Employment on or after the Executive reaches Normal Retirement Age, other than a Termination of Employment due to the Executive’s death, Termination for Cause or following a Change in Control.

1.13         “Plan Administrator” means the plan administrator described in Article 9.

1.14         “Plan Year” means a twelve-month period commencing on January 1, and ending on December 31 of each year. The initial Plan Year shall commence on the Effective Date of this Agreement and end on December 31 of the year in which occurs the Effective Date.

1.15         “Regulatory Body” refers to The Office of the Comptroller of the Currency (OCC), the Board of Governors of the Federal Reserve System (FRB), the Federal Deposit Insurance Corporation (FDIC), and the Office of Thrift Supervision (OTS), also known as “the agencies.”

1.16         “Termination for Cause” and “Cause” shall have the same definition specified in any effective severance or employment agreement existing on the date hereof or hereafter entered into between the Executive and the Employer. If the Executive is not a party to a severance or employment agreement containing a definition of termination for cause, Termination for Cause means the Employer terminates the Executive’s employment because of:

(a)           fraud;

(b)           embezzlement;

(c)           conviction of or plea of nolo contendere by the Executive of any felony;

(d)           a material breach of, or the willful failure or refusal by the Executive to perform and discharge the Executive’s duties, responsibilities and obligations under this Agreement;

(e)           any act of moral turpitude or willful misconduct by the Executive intended to result in personal enrichment of the Executive at the expense of the Employer, or any of its affiliates or which has a material adverse impact on the business or reputation of the Employer or any of its affiliates (such determination to be made by the Board in its reasonable judgment);

(f)            intentional material damage to the property or business of the Employer;

(g)           gross negligence; or

(h)           the ineligibility of the Executive to perform his duties because of a ruling, directive or other action by any agency of the United States or any state of the United States having regulatory authority over the Employer; but in each case only if

(1)           the Executive has been provided with written notice of any assertion that there is a basis for termination for cause which notice shall specify in reasonable detail specific facts regarding any such assertion,

(2)           such written notice is provided to the Executive a reasonable time (and in any event no less than three business days) before the Board meets to consider any possible termination for cause,

(3)           at or prior to the meeting of the Board to consider the matters described in the written notice, an opportunity is provided to the Executive and his counsel to be heard before the Board with respect to the matters described in the written notice,

(4)           any resolution or other Board action held with respect to any deliberation regarding or decision to terminate the Executive for cause is duly adopted by a vote of at least two-thirds of the entire Board (excluding the Executive) at a meeting of the Board duly called and held, and

(5)           the Executive is promptly provided with a copy of the resolution or other corporate action taken with respect to such termination. No act or failure to act by the Executive shall be considered willful unless done or omitted to be done by him not in good faith and without reasonable belief that his action or omission was in the best interests of the Employer. The unwillingness of the Executive to accept any or all of a material change in the nature or scope of his position, authorities or duties, a reduction in his total compensation or benefits, a relocation that he deems unreasonable in light of his personal circumstances, or other action by or request of the Employer in respect of his position, authority, or responsibility that he reasonably deems to be contrary to this Agreement, may not be considered by the Board to be a failure to perform or misconduct by the Executive.

1.17         “Termination of Employment” with the Employer means that the Executive shall have ceased to be employed by the Employer for reasons other than death, excepting a leave of absence approved by the Employer. Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the Employer and the Executive reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Executive would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to less than twenty-five percent (25%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding twenty-four (24) month period (or the full period of services to the Employer if the Executive has been providing services to the Employer less than twenty-four (24) months).

1.18         “Vesting” means the executive’s absolute right to the benefit, or portion thereof, as outlined in this agreement. The Executive shall become one hundred percent (100%) vested in the Accrual Balance earned as of the last day of the immediately preceding Plan Year upon completing ten (10) years of service with the Employer. Thereafter, the Executive shall be one hundred percent (100%) vested in the Accrual Balance earned as of the last day of the Plan Year during each additional year of service, until attaining Normal Retirement Age or Early Retirement Date, whichever occurs sooner.

1.19         “Year of Service” means each full calendar year the Executive is employed by the Employer.

ARTICLE 2
RETIREMENT BENEFITS

2.1           Normal Retirement Benefit. Upon the Executive’s Termination of Employment on or after Normal Retirement Date for reason other than death, the Executive shall be eligible to receive the benefit described in this Section 2.1 in lieu of any other benefit under Article 2 of this Agreement. Such benefit shall consist of one hundred eighty (180) identical monthly payments. Each such monthly payment shall be equal to the Executive’s Final Base Salary divided by forty-eight (48). Such payments shall begin on the first day of the month after the month in which the Executive’s Normal Retirement Date occurs.

2.2           Early Retirement Benefit. Upon the Executive’s Early Retirement Date, the Executive shall be eligible to receive the benefit described in this Section 2.2 in lieu of any other benefit under Article 2 of this Agreement. Such benefit shall consist of one hundred eighty (180) identical monthly payments. Each such monthly payment shall be equal to the Accrual Balance earned as of the last day of the Plan Year immediately preceding the Executive’s Early Retirement Date divided by one hundred eighty (180), and payments shall begin on the first day of the month after the month in which the Executive’s Early Retirement Date occurs.

2.3           Disability Benefit. Upon the Executive’s Termination of Employment due to a Disability before reaching Normal Retirement Age, the Executive shall be eligible to receive the benefit described in this Section 2.3 in lieu of any other benefit under this Agreement. Such benefit shall consist of one hundred eighty (180) identical monthly payments. Each such monthly payment shall be equal to the Accrual Balance earned as of the last day of the Plan Year immediately preceding the Executive’s Termination of Employment divided by one hundred eighty (180), and payments shall begin on the first day of the month after the month in which the Executive’s employment is terminated due to Disability.

2.4           Change in Control Benefit. Notwithstanding the foregoing, upon a Termination of Employment within the period beginning 12 months before and ending 24 months following a Change of Control of the Company, the Executive shall be paid an amount equal to the present value of the Normal Retirement benefit set forth in Section 2.1, or the Executive’s Accrual Balance as of the last day of the Plan Year preceding the effective date of the Change in Control, whichever is greater. Such lump sum payment shall be made within thirty (30) days after the later of the Executive’s Termination of Employment or the Change in Control.

2.5           Restriction on Timing of Distributions. Notwithstanding the applicable provisions of this Agreement regarding timing of payments, the following special rules shall apply if the stock of the Company is publicly traded at the time of the Executive’s termination of employment in order for this Agreement to comply with section 409A of the Internal Revenue Code (the “Code”): (i) to the extent the Executive is a “specified employee” (as defined under section 409A of the Code) at the time of a distribution and to the extent such applicable provisions of section 409A of the Code and the regulations thereunder require a delay of such distributions by a six-month period after the date of such Executive’s separation from service with the Company, no such distribution shall be made prior to the date that is six months after the date of the Executive’s separation from service with the Company, and (ii) any such delayed payments shall be paid to the Executive in a single lump sum within five business days after the end of the six-month delay.

2.6           Change in Form or Timing of Distributions. All changes in the form or timing of distributions hereunder must comply with the following requirements. The changes:

(a)           may not accelerate the time or schedule of any distribution, except as provided in section 409A of the Code and the regulations thereunder;

(b)           must, for benefits distributable under Sections 2.1, 2.2, 2.3 and 2.4, be made at least twelve (12) months prior to the first scheduled distribution;

(c)           must, for benefits distributable under Sections 2.1, 2.2, 2.3 and 2.4, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made; and

(d)           must take effect not less than twelve (12) months after the election is made.

2.7           One Benefit Only. Despite any contrary provision of this Agreement, the Executive and Beneficiary are entitled to one benefit only under Article 2 of this Agreement, which shall be determined by the first event to occur that is dealt with by Article 2 of this Agreement. Subsequent occurrence of events dealt with by this Article 2 shall not entitle the Executive or the Executive’s Beneficiary to other or additional benefits under Article 2.

2.8           Compliance with Section 409A. This Agreement shall be interpreted and administered consistent with section 409A of the Code. Notwithstanding anything herein to the contrary in this Agreement, to the extent that any benefit under this Agreement that is nonqualified deferred compensation (within the meaning of section 409A of the Code) is payable upon Executive’s termination of employment, such payment(s) shall be made only upon Executive’s “Separation from Service” pursuant to the default definition in Treasury Regulation section 1.409A-1(h).

2.9           Reduction for Consulting and Noncompetition Payments. Notwithstanding anything herein to the contrary, monthly payments under this Agreement shall be reduced by any payments to the Executive paid under consulting and/or noncompetition agreements.

2.10         Termination for Cause. Notwithstanding anything herein to the contrary, no benefits are payable hereunder in the event Executive’s employment is terminated for “Cause.” For these purposes, “Cause” shall mean (a) fraud; (b) embezzlement; (c) conviction of or plea of nolo contendere by the Executive of any felony; (d) a material breach of, or the willful failure or refusal by the Executive to perform and discharge the Executive’s duties, responsibilities and obligations under this Agreement; (e) any act of moral turpitude or willful misconduct by the Executive intended to result in personal enrichment of the Executive at the expense of the Employer, or any of its affiliates or which has a material adverse impact on the business or reputation of the Employer or any of its affiliates (such determination to be made by the Board in its reasonable judgment); (f) intentional material damage to the property or business of the Employer; (g) gross negligence; or (h) the ineligibility of the Executive to perform his duties because of a ruling, directive or other action by any agency of the United States or any state of the United States having regulatory authority over the Employer; but in each case only if (1) the Executive has been provided with written notice of any assertion that there is a basis for termination for cause which notice shall specify in reasonable detail specific facts regarding any such assertion, (2) such written notice is provided to the Executive a reasonable time (and in any event no less than three business days) before the Board meets to consider any possible termination for cause, (3) at or prior to the meeting of the Board to consider the matters described in the written notice, an opportunity is provided to the Executive and his counsel to be heard before the Board with respect to the matters described in the written notice, (4) any resolution or other Board action held with respect to any deliberation regarding or decision to terminate the Executive for cause is duly adopted by a vote of at least two-thirds of the entire Board (excluding the Executive) at a meeting of the Board duly called and held, and (5) the Executive is promptly provided with a copy of the resolution or other corporate action taken with respect to such termination. No act or failure to act by the Executive shall be considered willful unless done or omitted to be done by him not in good faith and without reasonable belief that his action or omission was in the best interests of the Employer. The unwillingness of the Executive to accept any or all of a material change in the nature or scope of his position, authorities or duties, a reduction in his total compensation or benefits, a relocation that he deems unreasonable in light of his personal circumstances, or other action by or request of the Employer in respect of his position, authority, or responsibility that he reasonably deems to be contrary to this Agreement, may not be considered by the Board to be a failure to perform or misconduct by the Executive.

ARTICLE 3
DEATH BENEFITS

3.1           Death during Active Service. If the Executive dies while employed by the Employer, instead of any benefits payable under Article 2 of this Agreement the Employer shall pay to the Executive’s Beneficiary an amount equal to the Accrual Balance earned as of the last day of the Plan Year immediately preceding the date of the Executive’s death. The Employer shall pay the death benefit under this Section 3.1 within thirty (30) days after the Executive’s death.

3.2           Death during Benefit Period. If the Executive dies after benefit payments under Article 2 of this Agreement commences but before receiving all such payments, or if the Executive is entitled to benefit payments under Article 2 but dies before payments commence, the remaining Accrual Balance shall be payable to the Executive’s Beneficiary in accordance with the applicable payment provisions of Article 2, until fully disbursed. Payments shall be made in the same amounts they would have been made to the Executive had the Executive survived.

ARTICLE 4
BENEFICIARIES

4.1           Beneficiary Designations. The Executive shall have the right to designate at any time a Beneficiary to receive any benefits payable under this Agreement upon the death of the Executive. The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designation under any other benefit plan of the Employer in which the Executive participates.

4.2           Beneficiary Designation: Change. The Executive shall designate a Beneficiary by completing and signing the Beneficiary Designation Form and delivering it to the Plan Administrator or its designated agent. The Executive’s Beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved. The Executive shall have the right to change a Beneficiary by completing, signing, and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures, as in effect from time to time. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Plan Administrator before the Executive’s death.

4.3           Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received in writing by the Plan Administrator or its designated agent.

4.4           No Beneficiary Designation. If the Executive dies without a valid beneficiary designation, or if all designated Beneficiaries predecease the Executive, then the Executive’s spouse shall be the designated Beneficiary. If the Executive has no surviving spouse, the benefits shall be distributed to the personal representative of the Executive’s estate.

4.5           Facility of Payment. If a benefit is payable to a minor, to a person declared incapacitated, or to a person incapable of handling the disposition of his or her property, the Employer may pay such benefit to the guardian, legal representative, or person having the care or custody of the minor, incapacitated person, or incapable person. The Employer may require proof of incapacity, minority, or guardianship as it may deem appropriate before distribution of the benefit. Distribution shall completely discharge the Employer from all liability for the benefit.

ARTICLE 5
COVENANTS AGAINST
COMPETITION, SOLICITATION OR DISCLOSURE

5.1           Competition. For and in consideration of the benefits described herein, the Executive shall not, either separately, jointly, or in association with others, directly or indirectly, as an agent, employee, owner, partner, stockholder, or otherwise, allow the Executive’s name to be used by, or establish, engage in, or become interested in any business, trade, or occupation similar to the business being conducted by the Employer, in any county in any of the States of the United States in which the Employer’s business is currently being conducted or is being conducted when the Executive’s separation from service occurs, as long as the Employer, or any person, firm, or corporation deriving title to the goodwill of, or shares from it, carries on a like business therein. The Company and the Executive acknowledge that during the term of the Executive’s employment the Executive has acquired and will acquire special knowledge and skill that can be used to compete with the Employer. Furthermore, although not a term or condition of this Agreement, the Company and the Executive acknowledge that the Executive’s services are being and will be used by the Employer in executive, managerial, and supervisory capacities throughout the areas in which Company and the Bank conduct business.

5.2           Solicitation. For and in consideration of the benefits described herein, the Executive shall not (x) directly or indirectly solicit or attempt to solicit any customer of the Employer to accept or purchase financial products or services of the same nature, kind or variety currently being provided to the customer by the Employer or being provided to the customer by the Employer when the Executive’s separation from service occurs, (y) directly or indirectly influence or attempt to influence any customer, joint venturer, or other business partner of the Employer to alter that person or entity’s business relationship with the Employer in any way, and (z) accept the financial products or services business of any customer or provide financial products or services to any customer on behalf of anyone other than the Employer. In addition, the Executive shall not solicit or attempt to solicit and shall not encourage or induce in any way any employee, joint venturer, or business partner of the Employer to terminate an employment or contractual relationship with the Employer, and shall not hire any person employed by Company or the Bank during the two-year period immediately before the Executive’s employment termination or any person employed by the Employer during the term of this covenant.

For purposes of this Agreement the term customer shall mean any individual, joint venturer, entity of any sort, or other business partner of the Employer with, for, or to whom the Employer has provided financial products or services during the final two years of the Executive’s employment with the Employer, or any individual, joint venturer, entity of any sort, or business partner whom the Employer has identified as a prospective customer of financial products or services within the final two years of the Executive’s employment with the Employer. For purposes of this Agreement the term financial products or services shall mean any product or service that a financial institution or a financial holding company could offer by engaging in any activity that is financial in nature or incidental to such a financial activity under Section 4(k) of the Bank Holding Company Act of 1956 and that is offered by the Company, the Bank, or an affiliate on the date of the Executive’s employment termination, including but not limited to banking activities and activities that are closely related and a proper incident to banking, or other products or services of the type in which the Executive was involved during the Executive’s employment with the Employer. For purposes of this Agreement, the term affiliate means the Bank and any entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Company.

5.3           Disclosure of Confidential Information. For and in consideration of the benefits described herein, the Executive shall not reveal to any person, firm, or corporation any confidential information of any nature concerning the Employer or the business of the Company, the Bank, or affiliates. For purposes of this Agreement the term confidential information shall mean any and all information of the Company, the Bank, or affiliates that the Executive acquires or to which the Executive has access that has not been disclosed publicly by the Employer and that is not a matter of common knowledge in the fields of work of the Employer. Confidential information shall include but shall not be limited to trade secrets, technical data, mailing lists, the names of suppliers and customers, and the arrangements made from time to time with suppliers and customers. Despite the foregoing, confidential information excludes information that — as of the date hereof or at any time after the date hereof — is published or disseminated without obligation of confidence or that becomes a part of the public domain (x) by or through action of the Employer or (y) otherwise than by or at the Executive’s direction. The covenant in this section 5.3 does not prohibit disclosure required by an order of a court having jurisdiction or a subpoena from an appropriate governmental agency or disclosure made by the Executive in the ordinary course of business and within the scope of the Executive’s authority.

5.4           Duration; No Impact on Existing Obligations under Law or Contract. The covenants in this Article 5 shall apply during the Executive’s employment with the Company and throughout the ten year period following the Executive’s Termination of Employment. The Executive acknowledges and agrees that nothing in this Agreement is intended to or shall have any impact on the Executive’s obligations as an officer or employee of the Employer to refrain from competing against, soliciting customers, officers, or employees of, or disclosing confidential information of the Employer while the Executive is serving as an officer or employee of the Employer or thereafter, whether the Executive’s obligations arise under applicable law or under an employment agreement or otherwise.

5.5           Remedies. The Executive acknowledges and agrees that remedies at law for the Executive’s breach of the covenants contained herein are inadequate and that for violation of the covenants contained herein, in addition to any and all legal and equitable remedies that may be available, the covenants may be enforced by an injunction in a suit in equity without the necessity of proving actual damage, and that a temporary injunction may be granted immediately upon the commencement of any such suit, and without notice. The parties hereto intend that the covenants contained in this Article 5 shall be deemed to be a series of separate covenants, one for each county of each state in which the Employer does business. If in any judicial proceeding a court refuses to enforce any or all of the separate covenants, the unenforceable covenants shall be deemed eliminated from the provisions hereof for the purposes of that proceeding to the extent necessary to permit the remaining separate covenants to be enforced. Furthermore, if in any judicial proceeding a court refuses to enforce any covenant because of the covenant’s duration or extent, the covenant shall be construed to have only the maximum duration or extent permitted by law.

5.6           Forfeiture of payments under this Agreement. If the Executive breaches any of the covenants in this Article 5, the Executive’s right to any of the payments specified in this Agreement after the date of the breach shall be forever forfeited and the right of the Executive’s designated beneficiary or estate to any payments under this Agreement shall likewise be forever forfeited. This forfeiture is in addition to and not instead of any injunctive or other relief that may be available to the Company. The Executive further acknowledges and agrees that any breach of any of the covenants in this Article 5 shall be deemed a material breach by the Executive of this Agreement.

ARTICLE 6
GENERAL LIMITATIONS

6.1           Termination for Cause. If the Executive experiences a Termination of Employment which is a Termination for Cause, notwithstanding any provision of this Agreement to the contrary, this Agreement and the Employer’s obligations under this Agreement shall terminate as of the effective date of the Termination for Cause.

6.2           Suicide or Misstatement. No benefits shall be paid under this Agreement if the Executive commits suicide within two years after the Effective Date of this Agreement or if the Executive makes any material misstatement of fact on any application for life insurance purchased by the Employer.

6.3           Removal. Despite any contrary provision of this Agreement, if the Executive is removed from office or permanently prohibited from participating in the Employer’s affairs by an order issued under section 8(e) (4) or (g) (1) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e) (4) or (g) (1), all obligations of the Employer under this Agreement shall terminate as of the effective date of the order.

6.4           Default. Despite any contrary provision of this Agreement, if the Employer is in “default” or “in danger of default”, as those terms are defined in of section 3(x) of the Federal Deposit Insurance Act, 12 U.S.C. 1813(x), all obligations under this Agreement shall terminate.

6.5           FDIC Open-Bank Assistance. All obligations under this Agreement shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the Employer, at the time the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Employer under the authority contained in section 13(c) of the Federal Deposit Insurance Act, 12 U.S.C. 1823(c).

6.6           EESA Limitations. Notwithstanding anything herein to the contrary, the terms of this Agreement shall be construed subject to the limitations of the Emergency Economic Stabilization Act of 2008, as amended (“EESA”). It is expressly understood that this Agreement will be enforced in a manner which is consistent with Section 111 of EESA, as amended, and rules and regulations currently issued and to be issued thereunder. Until such time that the United States Treasury ceases to own any debt or equity or equity securities of the Company acquired pursuant to the Capital Purchase Program, the Company and Executive agree that all payments under this Agreement shall be limited to the extent necessary to comply with Section 111 of EESA, as amended. In the event of Executive’s termination of employment, payments to the Executive shall not be made to the extent that the payment would otherwise constitute a “golden parachute” as defined under Section 111(a) of the EESA and any regulations issued thereunder.

6.7           280G Limitations. Notwithstanding anything herein to the contrary, to the extent that payments under this Agreement would be “parachute payments,” such payments shall be reduced to the extent that payments hereunder, when aggregated with all other “parachute payments,” would not create an “excess parachute payment” as such terms are defined in Section 280G of the Code, as subsequently amended.

ARTICLE 7
CLAIMS AND REVIEW PROCEDURES

7.1           Claims Procedure. A person or beneficiary (a “claimant”) who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows —

7.1.1        Initiation - Written Claim. The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits. If the claim relates to the contents of a notice received by the claimant, the claim must be made within 60 days after the notice was received by the claimant. All other claims must be made within 180 days after the date of the event that caused the claim to arise. The claim must state with particularity the determination desired by the claimant.

7.1.2        Timing of Plan Administrator Response. The Plan Administrator shall respond to such claimant within ninety (90) days after receiving the claim. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional ninety (90) days by notifying the claimant in writing, prior to the end of the initial ninety (90)-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

7.1.3        Notice of Decision. If the Plan Administrator denies part or all of the claim, the Plan Administrator shall notify the claimant in writing of such denial. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

7.1.3.1     The specific reasons for the denial,

7.1.3.2     A reference to the specific provisions of the Agreement on which the denial is based,

7.1.3.3     A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,

7.1.3.4     An explanation of the Agreement’s review procedures and the time limits applicable to such procedures, and

7.1.3.5     A statement of the claimant’s right to bring a civil action under ERISA section 502(a) following an adverse benefit determination on review.

7.2           Review Procedure. If the Plan Administrator denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial, as follows

7.2.1        Initiation - Written Request. To initiate the review, the claimant, within 60 days after receiving the Plan Administrator’s notice of denial, must file with the Plan Administrator a written request for review.

7.2.2        Additional Submissions - Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Plan Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

7.2.3        Considerations on Review. In considering the review, the Plan Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

7.2.4        Timing of Plan Administrator Response. The Plan Administrator shall respond in writing to such claimant within sixty (60) days after receiving the request for review. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional sixty (60) days by notifying the claimant in writing, prior to the end of the initial sixty (60)-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

7.2.5        Notice of Decision. The Plan Administrator shall notify the claimant in writing of its decision on review. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth —

7.2.5.1     The specific reasons for the denial,

7.2.5.2     A reference to the specific provisions of the Agreement on which the denial is based,

7.2.5.3     A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits, and

7.2.5.4     A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

ARTICLE 8
MISCELLANEOUS

8.1           Amendments and Termination. Subject to Section 8.13 of this Agreement, (a) this Agreement may be amended solely by a written agreement signed by the Employer and by the Executive, and (b) except for termination occurring under Article 5, this Agreement may be terminated solely by a written agreement signed by the Employer and by the Executive.

8.2           Binding Effect. This Agreement shall bind the Executive and the Employer and their beneficiaries, survivors, executors, successors, administrators, and transferees.

8.3           No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Employer, nor does it interfere with the Employer’s right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

8.4           Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached, or encumbered in any manner.

8.5           Tax Withholding. The Employer shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

8.6           Applicable Law. Except to the extent preempted by the laws of the United States of America, the validity, interpretation, construction, and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee, without giving effect to the principles of conflict of laws of such state.

8.7           Unfunded Arrangement. The Executive and the Executive’s Beneficiary are general unsecured creditors of the Employer for the payment of benefits under this Agreement. The benefits represent the mere promise by the Employer to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive’s life is a general asset of the Employer to which the Executive and Beneficiary have no preferred or secured claim.

8.8           Severability. If any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement, and each such other provision shall continue in full force and effect to the full extent consistent with law. If any provision of this Agreement is held invalid in part, such invalidity shall not affect the remainder of the provision, and the remainder of such provision together with all other provisions of this Agreement shall continue in full force and effect to the full extent consistent with law.

8.9           Headings. The headings of sections herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement.

8.10         Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid. Unless otherwise changed by notice, notice shall be properly addressed to the Executive if addressed to the address of the Executive on the books and records of the Employer at the time of the delivery of such notice, and properly addressed to the Employer if addressed to the Board of Directors, at                                                                       , Tennessee                          .

8.11         Entire Agreement. This Agreement constitutes the entire agreement between the Employer and the Executive concerning the subject matter hereof. No rights are granted to the Executive under this Agreement other than those specifically set forth herein.

8.12         Payment of Legal Fees. In the event litigation ensues between the parties concerning the enforcement of the obligations of the parties under this Agreement, the Employer shall pay all costs and expenses in connection with such litigation until such time as a final determination (excluding any appeals) is made with respect to the litigation. If the Employer prevails on the substantive merits of the each material claim in dispute in such litigation, the Employer shall be entitled to receive from the Executive all reasonable costs and expenses, including without limitation attorneys’ fees, incurred by the Employer on behalf of the Executive in connection with such litigation, and the Executive shall pay such costs and expenses to the Employer promptly upon demand by the Employer.

8.13         Termination or Modification of Agreement Because of Changes in Law, Rules or Regulations. The Employer is entering into this Agreement on the assumption that certain existing tax laws, rules, and regulations will continue in effect in their current form. If that assumption materially changes and the change has a material detrimental effect on this Agreement, then the Employer reserves the right to terminate or modify this Agreement accordingly, subject to the written consent of the Executive, which shall not be unreasonably withheld. This Section 8.13 shall become null and void effective immediately if a Change in Control occurs.

ARTICLE 9
ADMINISTRATION OF AGREEMENT

9.1           Plan Administrator Duties. This Agreement shall be administered by a Plan Administrator consisting of the Board of Directors of the Employer or such committee or person(s) as the Board of Directors of the Employer shall appoint. The Plan Administrator shall have the sole and absolute discretion and authority to interpret and enforce all appropriate rules and regulations for the administration of this Agreement and the rights of the Executive under this Agreement, to decide or resolve any and all questions or disputes arising under this Agreement, including benefits payable under this Agreement and all other interpretations of this Agreement, as may arise in connection with the Agreement.

9.2           Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel, who may be counsel to the Employer.

9.3           Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation, and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement. No Executive or Beneficiary shall be deemed to have any right, vested or nonvested, regarding the continued use of any previously adopted assumptions, including but not limited to the discount rate and calculation method described in Section 1.1.

9.4           Indemnity of Plan Administrator. The Plan Administrator shall not be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Agreement, unless such action or omission is attributable to the willful misconduct of the Plan Administrator or any of its members. The Employer shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses, or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.

9.5           Employer Information. To enable the Plan Administrator to perform its functions, the Employer shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the retirement, Disability, death, or Termination of Employment of the Executive and such other pertinent information as the Plan Administrator may reasonably require.

IN WITNESS WHEREOF, the Executive and a duly authorized Officer of the Employer have signed this Agreement as of the date first written above.

THE EXECUTIVE:	TENNESSEE COMMERCE BANK

By:

Its:

TENNESSEE COMMERCE BANCORP, INC.

BENEFICIARY DESIGNATION

SALARY CONTINUATION AGREEMENT

I,                       , designate the following as beneficiary of any death benefits under this Salary Continuation Agreement

Primary:

Contingent:

Note: To name a trust as beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.

I understand that I may change these beneficiary designations by filing a new written designation with the Employer. I further understand that the designations will be automatically revoked if the beneficiary predeceases me, or if I have named my spouse as beneficiary and our marriage is subsequently dissolved.

Signature:

Date:	, 2009

Accepted by the Employer this day of , 2009.

By:

Print Name:

Title: